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[KPMG PEAT MARWICK LLP LETTERHEAD]


                                                            Exhibit 23.1

The Board of Directors
Corrpro Companies, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-74814) on Form S-8 and in the registration statement (No. 33-81035) on Form S-3 of Corrpro Companies, Inc. of our report dated May 14, 1997, relating to the consolidated balance sheet of Corrpro Companies, Inc. and subsidiaries as of March 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, which report appears in the March 31, 1997, Annual Report on Form 10-K of Corrpro Companies, Inc.



/s/ KPMG Peat Marwick LLP

Cleveland, Ohio
June 12, 1997